Exhibit 99.1

Blueprint Medicines Presents Foundational Preclinical Data Supporting the Development of BLU-782,
a Highly Selective ALK2 Inhibitor, for the Treatment of Patients with Fibrodysplasia Ossificans Progressiva

-- Expect to File an IND Application by end of 2018 --

-- Plan to Initiate Phase 1 Clinical Trial in Healthy Volunteers in First Quarter of 2019 --

CAMBRIDGE, Mass., October 1, 2018 – Blueprint Medicines Corporation (NASDAQ: BPMC), a leader in discovering and developing targeted kinase medicines for patients with genomically defined diseases, today announced preclinical proof-of-concept data for BLU-782, an investigational oral precision therapy specifically designed to target mutant activin-like kinase 2 (ALK2),  the underlying cause of fibrodysplasia ossificans progressiva (FOP). Preclinical studies in a well-characterized, genetically accurate FOP model showed BLU-782 prevented injury- and surgery-induced heterotopic ossification (HO), reduced edema and restored healthy tissue response to muscle injury. The data were presented on September 30 in a plenary oral session at the 2018 American Society for Bone and Mineral Research (ASBMR) Annual Meeting in Quebec, Canada.

“We are excited to report preclinical proof-of-concept data for BLU-782, a highly selective oral inhibitor of mutant ALK2, the underlying cause of FOP,” said Marion Dorsch, Ph.D., Chief Scientific Officer of Blueprint Medicines. “Despite the discovery of the FOP gene more than a decade ago, prior efforts to develop a selective ALK2 inhibitor faltered due to persistent technical challenges. By leveraging our proprietary compound library and expertise in structure-guided medicinal chemistry,  we overcame these challenges and successfully designed BLU-782 to selectively target mutant ALK2. The new preclinical data reported at the ASBMR Annual Meeting showed BLU-782 prevented abnormal bone growth in a well-characterized FOP model, validating selective ALK2 inhibition as an important potential therapeutic strategy.”

FOP is a rare genetic disorder characterized by the abnormal transformation of skeletal muscle, ligaments and tendons into bone, either spontaneously or as the result of physical trauma. FOP is caused by a mutation in the gene for ALK2, which is known as ACVR1, that causes hypersensitivity to certain bone morphogenetic proteins (BMP) and a neomorphic response to activins.

In the preclinical data presented at the ASBMR meeting, BLU-782 demonstrated exquisite selectivity for R206H mutant ALK2 in cellular assays, while sparing closely related anti-targets including ALK1, ALK3, and ALK6. Additionally, BLU-782 potently inhibited mutant ALK2 in vitro, regardless of the activating ligand, including Activin A, Activin B and BMP6. In vivo studies in a conditional knock-in ALK2R206H transgenic mouse model showed BLU-782 prevented the formation of injury-induced HO and edema, as measured by micro computed tomography and magnetic resonance imaging. Immunohistochemistry analyses also showed restoration of a healthy response to tissue injury in ALK2R206H mice, including skeletal myofiber regeneration. In addition, BLU-782 prevented the formation of surgery-induced HO following fibular osteotomy surgery in ALK2R206H mice.

“Given the disabling and destructive nature of this disease, people living with FOP have a desperate need for a safe and effective treatment,” said Adam Sherman, Research Development and Partnerships Director at the International Fibrodysplasia Ossificans Progressiva Association. “We are immensely grateful to have companies like Blueprint Medicines developing new treatments for those living with FOP. We look forward to seeing BLU-782 advance through the development pathway and hope a therapeutic option will one day change the course of this disease.”

Blueprint Medicines expects to submit an investigational new drug (IND) application for BLU-782 by the end of 2018, and subject to approval of the IND application by the U.S. Food and Drug Administration, plans to initiate a Phase 1 clinical trial in healthy volunteers in the first quarter of 2019.  In addition, Blueprint Medicines plans to continue working with clinical experts and the patient community to design a potential Phase 2 clinical trial of BLU-782 in patients with FOP.

About BLU-782

BLU-782 is an oral precision therapy specifically designed to selectively target mutant ALK2, the underlying cause of FOP. Blueprint Medicines is developing BLU-782, an investigational medicine, for the treatment of patients with FOP. BLU-782 was derived from Blueprint Medicines’ proprietary compound library and optimized via structure-guided medicinal chemistry for potent and selective targeting of mutant ALK2. Blueprint Medicines owns worldwide development and commercialization rights for BLU-782.

About Fibrodysplasia Ossificans Progressiva

FOP is a rare, severely disabling genetic disorder characterized by progressive HO, or the abnormal transformation of muscle, ligaments and tendons into bone. HO may be spontaneous or associated with painful episodic disease flare-ups that are usually precipitated by soft tissue injury. As the disease progresses, extra-skeletal bone increasingly restricts joints, resulting in severe disability and loss of mobility, compromised respiratory function and increased risk of early death.  FOP is caused by a mutation in the gene for ALK2, which is known as ACVR1, leading to inappropriate activation of the bone morphogenetic pathway. Currently, there are no approved therapies for FOP.

About Blueprint Medicines

Blueprint Medicines is developing a new generation of targeted and potent kinase medicines to improve the lives of patients with genomically defined diseases. Its approach is rooted in a deep understanding of the genetic blueprint of cancer and other disease driven by the abnormal activation of kinases. Blueprint Medicines is advancing multiple programs in clinical development for subsets of patients with gastrointestinal stromal tumors, hepatocellular carcinoma, systemic mastocytosis, non-small cell lung cancer, medullary thyroid cancer and other advanced solid tumors, as well as multiple programs in research and preclinical development. For more information, please visit www.blueprintmedicines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding plans and timelines for the preclinical and clinical development of BLU-782, including a Phase 1 clinical trial in healthy volunteers and a Phase 2 clinical trial in patients with FOP; the potential benefits of BLU-782 in treating patients with FOP; plans and timelines for submitting an IND application for BLU-782; and Blueprint Medicines’ strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to the delay of any current or planned clinical trials or the development of Blueprint Medicines’ drug candidates, including avapritinib, BLU-554, BLU-667 and BLU-782; Blueprint Medicines’ advancement of multiple early-stage efforts; Blueprint Medicines’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the preclinical and clinical results for Blueprint Medicines’ drug candidates, which may not support further development of such drug candidates; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; Blueprint Medicines’ ability to develop and commercialize companion diagnostic tests for its current and future drug candidates, including companion diagnostic tests for BLU-554 for FGFR4-driven hepatocellular carcinoma, avapritinib for PDGFRα D842V-driven gastrointestinal stromal tumors and BLU-667 for RET-driven non-small cell lung cancer; and the success of Blueprint Medicines’ cancer immunotherapy collaboration with F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc and Blueprint Medicines’ collaboration with CStone Pharmaceuticals. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Blueprint Medicines’ Quarterly Report on Form

10-Q for the quarter ended June 30, 2018, as filed with the Securities and Exchange Commission (SEC) on August 1, 2018, and any other filings that Blueprint Medicines has made or may make with the SEC in the future. Any forward-looking statements contained in this press release represent Blueprint Medicines’ views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Blueprint Medicines explicitly disclaims any obligation to update any forward-looking statements.

Investor Relations and Media Contacts

Kristin Hodous

617-714-6674

KHodous@blueprintmedicines.com

Jim Baker

617-844-8236

JBaker@blueprintmedicines.com